ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.	Name of corporation: Bitzio, Inc.

2.	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of one million (1,000,000) shares of Preferred Stock, $.001 par value per share, designated as Series B Convertible Preferred Stock. The relative rights, preferences and limitations of shares of Series B Preferred Stock are set forth on the Addendum to this Certificate of Designation.

3.	Effective date of filing: (optional) ______________________________

4.	Signature: (required) /s/ Hubert J. Blanchette

ADDENDUM TO THE CERTIFICATE OF DESIGNATION

SERIES B CONVERTIBLE PREFERRED STOCK

($.001 Par Value)

of

BITZIO, INC.

Section 1. Dividends and Distributions. In the event the Corporation declares a dividend payable to holders of any class of stock, the holder of each share of Series B Convertible Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation’s Common Stock into which that holder’s Series B Convertible Preferred Stock could be converted on the record date for the dividend (assuming, for this purpose, that all holders of Series B Convertible Preferred Stock would convert simultaneously and the Common Stock issuable upon all such conversions would be included in the denominator of the Conversion Formula).

Section 2. Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series B Convertible Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of Common Stock or to the holders of any other class of stock issued subsequent to the issuance of the Series B Convertible Preferred Stock, the sum of One Dollar Fifty Cents ($1.50) per share.

Section 3. Voting Rights. The holders of shares of Series B Convertible Preferred Stock shall have the following voting rights: Each share of Series B Convertible Preferred Stock shall entitle the holder thereof to cast on all matters submitted to a vote of the stockholders of the Corporation that number of votes which equals the number of shares of Common Stock into which such holder’s shares of Series B Convertible Preferred Stock are convertible on the record date for the stockholder action (assuming, for this purpose, that all holders of Series B Convertible Preferred Stock would convert simultaneously and the Common Stock issuable upon all such conversions would be included in the denominator of the Conversion Formula).

Section 4. Reacquired Shares. Any shares of Series B Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5. Redemption. The Corporation shall be entitled to redeem the shares of Series B Convertible Preferred Stock by giving written notice to the registered holders thereof not less than 15 days nor more than 60 days prior to the redemption date. Each such notice shall state (1) the redemption date, (2) the number of shares to be redeemed from each holder, and (3) the place where certificates for the Series B Convertible Preferred Stock are to be surrendered. Upon surrender in accordance with said notice of certificates for the shares to be redeemed, such shares shall be redeemed at a price of One Dollar Fifty Cents ($1.50) per share. Notice having been given, upon the redemption date (unless the Corporation shall default in paying the redemption price), said shares shall no longer be deemed to be outstanding.

Section 6. Voting on Amendment. The Articles of Incorporation of the Corporation shall not be further amended, nor shall any resolution of the directors be adopted after the adoption of this Certificate of Designation that in any manner would materially alter or change the powers, preferences or special rights of the Series B Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least sixty percent (60%) of the outstanding shares of Series B Convertible Preferred Stock, voting together as a single class.

Section 7. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or adoption of a directors’ resolution or by any other means or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Convertible Preferred Stock against impairment.

Section 8. Conversion. The holders of the Series B Convertible Preferred Stock shall have the following rights with respect to the conversion of the Series B Convertible Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(A) Conversion. Subject to and in compliance with the provisions of this Section 8, any shares of Series B Convertible Preferred Stock may, at the option of the holder, be converted into fully paid and non assessable shares of Common Stock (a “Conversion”). A holder of Series B Convertible Preferred Stock must convert at one time all shares held by him and by any Affiliate. “Affiliate” for this purpose shall mean any family member to three degrees of kinship, any entity owned by the holder or which owns the holder, or any entity under common control. The number of shares of Common Stock issuable upon Conversion of one share of Series B Convertible Preferred Stock shall equal the number of issued and outstanding shares of Common Stock on the Conversion Date divided by 4,050,500 (the “Conversion Formula”), such that all one million authorized shares of Series B Convertible Preferred Stock would convert into 19.8% of the pro forma outstanding shares of Common Stock. Any fractional share resulting from such conversion will be rounded to the nearest whole share.

(B) Mechanics of Conversion. To effect a Conversion, the holder of Series B Convertible Preferred Stock shall surrender the certificate or certificates there for, duly endorsed, at the office of the Corporation, together with a completed Notice of Conversion in the Form of Exhibit A. The date on which the certificate(s) and Notice of Conversion arrive at the office of the Corporation is the “Conversion Date.” Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. The person entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

(C) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, the Corporation shall, at the request of any holder of Series B Convertible Preferred Stock, take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Section 9. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any sale of the Corporation, capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Convertible Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up.

Section 10. Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

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Exhibit A

NOTICE OF CONVERSION

Reference is made to the Certificate of Designation of SERIES B CONVERTIBLE PREFERRED STOCK dated November 18, 2013 (the “Certificate of Designation”), of BITZIO, INC., a Nevada corporation (the “Corporation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”) indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:________________________________

Number of Preferred Shares to be converted:_________________________________

Please confirm the following information:

Number of shares of Common Stock to be issued:_____________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:	__________________________________

Address:	__________________________________

__________________________________

Authorization:	__________________________________

By:	__________________________________

Title:	__________________________________

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